UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 3, 2017
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant’s Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On August 3, 2017, TOR Minerals International, Inc. (the “Company”), announced its financial results for the second quarter ended June 30, 2017. Highlights for the second quarter of 2017, as compared to the second quarter of 2016, include:

  2Q17 sales increased 9 percent to $10.7 million
  2Q17 net income of $352,000, versus 2Q16 net income of $87,000
  2Q17 earnings per share of $0.10, versus 2Q16 earnings per share of $0.03

Revenue by Product Group (in 000's)	2Q17	2Q16	% Change 2017 vs. 2016
Specialty Aluminas	$6,003	$5,073	18%
Barium Sulfate and Other Products	2,148	2,194	-2%
TiO2 Pigments	2,580	2,583	0%
Total	$10,731	$9,850	9%

During the second quarter ended June 30, 2017, sales increased 9 percent to $10.7 million, versus $9.9 million reported during the same period of 2016. The increase in revenue was primarily due to continued growth in specialty alumina sales, which was partially offset by relatively flat comparisons in the Company’s other two product categories.  Specialty alumina sales primarily benefited from strong growth in Europe and growth of OPTILOAD to both existing and new customers in the U.S.  TiO2 pigment sales increased 39 percent and 22 percent in Asia and Europe, respectively, which were offset by a 19 percent decrease in the U.S.; resulting in relatively flat comparisons year over year.

During the second quarter of 2017, gross margin increased 3.7 percentage points to 15.6 percent of sales, versus 11.9 percent during the same period a year ago. The increase in gross margin was primarily due to higher production volume and improved efficiencies and a reduction in raw material costs.  During the second quarter, SG&A expenses were $1.2 million, versus $1.1 million during the second quarter of 2016.  The increase in SG&A expenses was primarily related to additional sales and marketing expenses.  During the second quarter, net income was $352,000 or $0.10 per diluted share, as compared to net income of $87,000, or $0.03 per diluted share, during the prior year.

“While we had mixed results on our top line, we posted a strong recovery in profitability during the second quarter, posting the highest earnings per share number we have seen in more than three years,” commented Dr. Olaf Karasch, Chief Executive Officer.  “We saw continued strength in our Specialty Alumina business and are well positioned to continue double-digit growth in our largest product category.  While flat in terms of revenue comparisons, our TiO2 business saw improving trends in Europe and Asia.  Due to our cost improvement efforts, TiO2 has also begun to contribute nicely to overall profitability this year.   Our barium sulfate-related revenue was also relatively flat year over year, but continues to add nice contribution margin to the overall business. Overall, we remain confident that we are well-positioned to deliver double-digit sales growth during 2017, as well as further improve profitability and returns for our shareholders.”

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on August 03, 2017, to further discuss second quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033.

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Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated August 3, 2017 reporting the Company’s second quarter ended June 30, 2017 financial results

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 3, 2017	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 3, 2017 reporting the Company’s second quarter ended June 30, 2017 financial results

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